Exhibit 10.3
FORM OF AWARD AGREEMENT
2008 Long-Term Equity-Based Compensation Program
Assisted Living Concepts, Inc.
TANDEM STOCK OPTION/STOCK APPRECIATION RIGHTS AWARD AGREEMENT

Employee:	[EMPLOYEE NAME]
Number of Stock Options/SARs:	[NUMBER OF OPTIONS/SARS]
Grant Date:	March 29, 2008
Exercise Price:	$5.89
     This Tandem Stock Option/Stock Appreciation Rights Award Agreement (the “Award Agreement”) is entered into as of March 29, 2008, between Assisted Living Concepts, Inc. (“ALC”) and Employee. In consideration of the mutual promises and covenants made in this Award Agreement and the mutual benefits to be derived from this Award Agreement, ALC and the Employee agree as follows:
     THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 17 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.
1. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Assisted Living Concepts, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”). As used in this Award Agreement, the following terms have the meanings set forth below:
     “Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.
     “Committee” means the Compensation/Nominating/Governance Committee of the Board, or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.
     “Common Stock” means Class A common stock of ALC, par value $0.01 per share.
     “Determination Date” means the date during the first quarter of 2009, as determined by the Committee, on which the Committee determines whether Performance Goals with respect to the Performance Period have been achieved.
     “Fair Market Value” means the closing market price per Share as reported on the New York Stock Exchange (or other relevant exchange) on the applicable date or, in the event there shall be no public market for the Shares on the applicable date, the fair market value of the Shares as determined in good faith by the Committee.
     “Performance Period” means the period from January 1, 2008 through December 31, 2008.
     “Share” means a share of Common Stock.
2. Grant of Award. This Award Agreement sets forth the terms and conditions of an award (the “Award”) under the Plan to the Employee as of the Grant Date of:
     a. Stock Options. The right and option (the “Stock Options”) to purchase up to [NUMBER OF OPTIONS/SARS] Shares at the Exercise Price per Share. Each Stock Option is a Nonqualified Stock Option. Unless earlier terminated pursuant to the terms of this Award Agreement, the Stock Options shall expire on the fifth anniversary of the Grant Date.
     b. Stock Appreciation Rights. Each Stock Option includes a stock appreciation right (“SAR”) at the price per Share equal to the Exercise Price. The SAR constitutes an unfunded and unsecured promise of ALC to deliver (or cause to be delivered) to Employee a whole number of Shares, cash or a combination of Shares and Cash at the time such SAR vests and is exercised, as provided herein, equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR. Fractional shares will not be delivered and the number of Shares to be delivered upon any exercise by you of SARs subject to this Award shall be rounded down to the nearest whole Share. The Committee has sole discretion to deliver such value in Shares, cash, or a combination of Shares and cash. Until such delivery, Employee has only the rights of a general unsecured creditor and no rights as a stockholder of ALC. Unless earlier terminated pursuant to the terms of this Award Agreement, the SARs shall expire on the fifth anniversary of the Grant Date.
     c. Tandem Stock Option/Stock Appreciation Rights. An SAR with respect to a Share shall vest, become exercisable, and terminate at the same times and under the same terms as the Stock Option such Share is subject to. The exercise of a Stock Option with respect to any Share shall cause the related SAR to automatically terminate and the exercise of an SAR with respect to any Share shall cause the related Stock Option to automatically terminate. Only one Stock Option or one SAR, and not both, may be exercised with respect to any Share that is subject to a Stock Option under this Award Agreement. The tandem Stock Option and SAR rights with respect to a Share are referred to in this Award Agreement as the “Stock Option/SAR.”
     d. Award Subject to Performance-Based Vesting. Except as otherwise provided in any individual employment agreement between you and ALC or any of its Affiliates (an “Employment Agreement”), the vesting of your rights with respect to Stock Options/SARs is contingent on the attainment of performance goals set forth on Exhibit A to this Award Agreement (the “Performance Goals”). Accordingly, unless otherwise provided in your Employment Agreement, your rights with respect to Stock Options/SARs subject to this Award Agreement will not become vested on the Determination Date unless the Committee determines that the Performance Goals with respect to the Performance Period have been attained.

Furthermore, pursuant to Section 6 and except as otherwise provided in your Employment Agreement, in order for your rights with respect to any Stock Option or SAR to become vested on the Determination Date, you must be employed by ALC or an Affiliate on the Determination Date. If, on the Determination Date, the Committee determines in its sole discretion that your rights with respect to any Stock Options/SARs under this Award Agreement remain unvested, your rights with respect to such Stock Options/SARs shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.
     e. Number of Vested Stock Options/SARs Dependent Upon Level of Performance. If the Committee determines that the threshold level Performance Goal specified in Exhibit A has been attained for the Performance Period, the Committee will then determine the whole number of Stock Options/SARs that vest on the Determination Date, up to the maximum number listed on the first page of this Award Agreement, using the formula set forth in Exhibit A.
     f. Exercisability Subject to Time Vesting. Unless earlier terminated, any Stock Options/SARs that the Committee determines to be vested as of the Determination Date shall become exercisable as follows: one-third of the Shares covered thereby (rounded up to the next whole Share) on March 29, 2009, an additional one-third of such Shares (rounded up to the next whole Share) on March 29, 2010, and the remainder of such Shares on March 29, 2011, subject in each case to the prior termination of the Stock Option/SAR.
     g. Exercisability Upon Death, Disability or Change of Control. Notwithstanding the foregoing, the Stock Options/SARs, to the extent outstanding, shall become immediately vested and fully exercisable upon (a) a Change of Control or (b) a Termination of Employment due to death or Disability. For purposes of this Award Agreement, Disability means (1) “Disability” as defined in your Employment Agreement, or (2) if there is no such employment or similar agreement or it does not define “Disability,” permanent and total disability as determined under ALC’s long-term disability plan applicable to Employee. For purposes of this Award Agreement, Termination of Employment means the termination of Employee’s employment with, or performance of services for, ALC and any of its Subsidiaries or Affiliates. A participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of, or service-provider for, ALC or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among ALC and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.
     h. Suspension or Termination of Stock Options/SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any administrator authorized pursuant to Section 3(e) of the Plan (any such person, an “Authorized Officer”), reasonably believes that Employee has committed an act of misconduct as described in this Section, the Committee or Authorized Officer may suspend the Employee’s right to exercise any Stock Option/SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines Employee has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to ALC, breach of fiduciary duty or deliberate disregard of ALC rules resulting in loss, damage or injury to ALC, or if Employee makes an unauthorized disclosure of any ALC trade secret or confidential information, engages in any conduct constituting unfair competition, or induces a customer to breach a contract with ALC, neither Employee nor his or her estate shall be entitled to exercise any Stock Option/SAR whatsoever. In addition, if Employee is designated an “executive officer” by the Board and if the Committee determines that Employee engaged in an act of embezzlement, fraud or breach of fiduciary duty during Employee’s employment that contributed to an obligation to restate ALC’s financial statements (“Contributing Misconduct”), Employee shall be required to repay ALC, in cash and upon demand, the Option Proceeds (as defined below) resulting from the sale or other disposition (including to ALC) of Shares issued or issuable upon exercise of a Stock Option or SAR if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to ALC) of Shares issued or issuable upon exercise of a Stock Option or SAR, an amount determined appropriate by the Committee to reflect the effect of the restatement on ALC’s stock price, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price. The return of Option Proceeds is in addition to and separate from any other relief available to ALC due to the executive officer’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties.
3. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern; provided, however, that, notwithstanding the foregoing, it is understood that the provisions of Section 6(i)(vi)(D) of the Plan, including but not limited to the concept of “negative discretion,” shall not be applicable to the Stock Options/SARs. In the event of any conflict between the terms of this Award Agreement and the terms of any Employment Agreement, the terms of your Employment Agreement will govern.
4. Exercise of the Stock Options.
     a. Stock Options as to which the Employee is vested, which have become exercisable, and which have not terminated may be exercised by delivery to the Secretary of ALC of a written or electronic notice, complying with the applicable procedures established by the Committee or ALC, stating the number of whole Shares to be purchased pursuant to this Award Agreement and the date on which the Employee wants to exercise the Stock Option and accompanied by payment of the full purchase price of the Shares to be purchased.
     b. The full purchase price of the Stock Option (the Exercise Price multiplied by the number of Stock Options exercised) shall be paid in cash, by wire transfer, or by certified check or bank draft payable to the order of ALC, by exchange of Shares of unrestricted Common Stock of ALC already owned by the Employee and having an aggregate Fair Market Value equal to the full purchase price, or by any other procedure approved by the Committee, or by a combination of the foregoing.

     c. Employees who are not Executive Officers (as such term is defined the by Securities and Exchange Commission) may also give notice and make payment through a brokerage firm pursuant to an arrangement approved by ALC in advance.
5. Exercise of Stock Appreciation Rights. SARs as to which the Employee is vested, which have become exercisable, and which have not terminated may be exercised by delivery to the Secretary of ALC of a written or electronic notice, complying with the applicable procedures established by the Committee or ALC, stating the whole number of SARs that are thereby exercised. Upon exercise, ALC shall deliver to Employee or Employee’s legal representative, at the absolute discretion of the Committee, either (i) the number of Shares (rounded down to the nearest whole Share) (the “Number of Equivalent Shares”) equal to (x) (A) the excess, if any, of the Fair Market Value per Share on the exercise date over the Exercise Price per Share of the SAR, multiplied by (B) the number of SARs being exercised pursuant to such notice, divided by (y) the Fair Market Value per Share on the exercise date, (ii) cash equal to the Fair Market Value per Share on the exercise date multiplied by the Number of Equivalent Shares, or (iii) any combination of cash and Shares with an aggregate value equal to the Fair Market Value per Share on the exercise date multiplied by the Number of Equivalent Shares.
6. Expiration of Stock Options/SARs. Unless the Committee determines otherwise and except as otherwise provided in Section 7 or in your Employment Agreement, unexercised Options/SARs expire (i) automatically on the date of your Termination of Employment for Cause (as defined in your Employment Agreement or, if your Employment Agreement does not contain a definition of Cause, as determined according to Section 7(e) hereof) or (ii) 90 days after the effective date of your Termination of Employment for any reason other than Cause; provided that any portion of the Stock Options/SARs that is not vested as of such effective date ceases vesting and terminates immediately; and provided further that all Options/SARs will automatically expire on the fifth anniversary of this Award Agreement.
7. Termination of Employment.
     a. If the Employee incurs a Termination of Employment due to Disability, the Stock Options/SARs, to the extent outstanding at the time of such Termination of Employment, shall become immediately vested and fully exercisable and may be exercised by the Employee at any time prior to the first to occur of (i) one year after such Termination of Employment or (ii) the expiration date of the Stock Options/SARs, and shall thereafter expire.
     b. If the Employee incurs a Termination of Employment due to death, the Stock Options/SARs, to the extent outstanding at the time of such Termination of Employment, shall become immediately vested and fully exercisable and may be exercised by the Employee’s estate or by a person who acquired the right to exercise such Stock Options/SARs by bequest or inheritance or otherwise by reason of the death of the Employee at any time prior to the first to occur of (i) one year after such Termination of Employment or (ii) the expiration date of the Stock Options/SARs, and shall thereafter expire.
     c. If the Employee incurs a Termination of Employment due to retirement at or after age 65, the portion of the Stock Options/SARs, if any, which is exercisable at the time of such

Termination of Employment may be exercised at any time prior to the first to occur of (i) three years after such Termination of Employment or (ii) the expiration date of the Stock Options/SARs, and shall thereafter expire. Any portion of the Stock Options/SARs that is not exercisable at the time of such Termination of Employment due to retirement at or after age 65 shall expire as of such Termination of Employment.
     d. If the Employee incurs a voluntary Termination of Employment by the Employee (other than retirement at or after age 65), the portion of the Stock Options/SARs, if any, which is exercisable at the time of such Termination of Employment may be exercised at any time prior to the first to occur of (i) 30 days after such Termination of Employment or (ii) the expiration date of the Stock Options/SARs, and shall thereafter expire. Any portion of the Stock Option/SAR that is not exercisable at the time of such Termination of Employment shall expire as of such Termination of Employment.
     e. If the Employee incurs a Termination of Employment by ALC without Cause, the portion of the Stock Options/SARs, if any, which is exercisable at the time of such Termination of Employment may be exercised at any time prior to the first to occur of (i) 90 days after such Termination of Employment or (ii) the expiration date of the Stock Option/SAR, and shall thereafter expire. Any portion of the Stock Options/SARs that is not exercisable at the time of such Termination of Employment shall expire as of such Termination of Employment. For purposes of this Award Agreement, Cause means, unless otherwise provided by the Committee, (1) “Cause” as defined in any Employment Agreement, or (2) if there is no such Employment Agreement or if it does not define Cause: (A) conviction of Employee for committing a felony under federal law or the law of the state in which such action occurred, (B) dishonesty in the course of fulfilling Employee’s employment duties, (C) willful and deliberate failure on the part of Employee to perform his or her employment duties in any material respect, or (D) prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in any employment or similar agreement between Employee and ALC, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
8. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to Options/SARs have become vested and you exercise such Options/SARs, you shall not be entitled to exercise any voting rights with respect to such Options/SARs or any Shares with respect thereto, and shall not be entitled to receive dividends or other distributions with respect thereto.
9. Non-Transferability of Options/SARs. Unless otherwise provided by the Committee in its discretion, Options/SARs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of Options/SARs in violation of the provisions of this Section 9 and Section 9(a) of the Plan shall be void.
10. Adjustment in the Event of Change in Stock. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of ALC, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation of ALC, the number and kind of shares subject to the Stock Option/SAR and/or the exercise price per share shall be adjusted by the Board or Committee as the Board or Committee may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to the Stock Options/SARs shall always be a whole number. The determination of the Board or Committee regarding any adjustment will be final and conclusive.
11. Payment of Transfer Taxes, Fees and Other Expenses. ALC agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares acquired pursuant to exercise of the Stock Options/SARs, together with any and all other fees and expenses necessarily incurred by ALC in connection therewith.
12. Other Restrictions on Exercisability. The exercise of the Stock Options/SARs and the delivery of share certificates upon such exercise shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law or (b) the consent or approval of any government regulatory body is, in the case or (a) or (b), necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event such exercise shall not be effective unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
13. Taxes and Withholdings. No later than the date of exercise of the Stock Options/SARs granted hereunder, the Employee shall pay to ALC or make arrangements satisfactory to the Committee regarding payment of any federal, state and local taxes, and any non-U.S. taxes applicable to the Employee, of any kind required by law to be withheld upon the exercise of such Stock Options/SARs. In the event that there is withholding tax liability in connection with the exercise of Options/SARs, you may satisfy, in whole or in part, any withholding tax liability by having ALC withhold from the number of Shares you would be entitled to receive pursuant to the exercise of the Options/SARs, a number of Shares having a Fair Market Value equal to such withholding tax liability. ALC shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee federal, state, local and applicable non-U.S. taxes of any kind required by law to be withheld upon the exercise of such Stock Options/SARs.
14. Consents and Legends.
     a. Consents. Your rights in respect of the Options/SARs that are subject to this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may reasonably determine to be necessary or advisable (including, without limitation, your consenting to ALC’s supplying to any third-party record keeper of the Plan such personal information as ALC or the Committee deems advisable to administer the Plan).
     b. Legends. ALC may affix to certificates for Shares issued pursuant to this Award Agreement any legend that ALC or the Committee determines to be necessary or advisable

(including to reflect any restrictions to which you may be subject under any applicable securities laws). ALC may advise the transfer agent to place a stop order against any legended Shares.
15. Successors and Assigns of ALC. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of ALC and its successors and assigns.
16. Committee Discretion. Subject to the terms of your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
17. Dispute Resolution.
     a. Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and ALC irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the Eastern District of Wisconsin and (ii) the courts of the State of Wisconsin for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and ALC agree to commence any such action, suit or proceeding either in the United States District Court for the Eastern District of Wisconsin or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Wisconsin. You and ALC further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Wisconsin with respect to any matters to which you have submitted to jurisdiction in this Section 17(a). You and ALC irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the Eastern District of Wisconsin or (B) the courts of the State of Wisconsin, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     b. Waiver of Jury Trial. You and ALC hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
     c. Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 17, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel or other advisors (provided that such counsel or other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
18. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to ALC:	Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, WI 53051
Attention: Corporate Secretary

If to Employee:	[NAME/ADDRESS OF EMPLOYEE]
     The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
19. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
20. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Options/SARs shall be subject to the provisions of Section 7(c) of the Plan).
21. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

ASSISTED LIVING CONCEPTS, INC.	EMPLOYEE

By:

Title:	[EMPLOYEE NAME]